Exhibit 10.1

Director and Section 16 Officer Stock Ownership Program

Purpose and Effective Date

The purpose of the Director and Section 16 Officer Stock Purchase Program (the “Program”) is to encourage ownership of WatchGuard Technologies, Inc. (the “Company”) stock for directors and executive officers.

The effective date of this Program is April 13, 2005.

Eligibility and Bonus Pay Amount

Each member of the Company’s Board of Directors and any officer of the Company that is considered an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934, is eligible for the Program (together the “Participants”).

Program Outline

Under the program, voluntary purchases of the Company’s common stock by Participants are matched by the Company in the form of a grant of that number of shares of restricted stock equal to 50% of those purchased in the open market, up to a maximum of 5,000 shares of matching restricted stock units per Participant per year (“Matching Shares”). The Matching Shares will vest at a rate of 33% annually over a three year term. The annual vest date shall be the anniversary of the purchase date. In addition, any unvested Matching Shares granted by the Company will be forfeited if the shares that were matched are sold.

Participants are responsible for informing the Company’s Human Resources department of any purchases and/or sales of Company stock. As soon as practicable following the purchase of any Company stock, the Matching Shares will be placed in and administered through an E*Trade account. Upon vesting, Matching Shares may be transferred to a non-E*Trade brokerage account.

Termination, Death/Disability, Retirement

All capitalized terms in this Section not otherwise defined herein have the meaning set forth in the Company’s Amended and Restated 1996 Stock Incentive Compensation Plan. If a Participant terminates his/her employment/service voluntarily or is terminated for Cause, all unvested Matching Shares shall be forfeited. Involuntary termination of a Participant without Cause or due to the death or Disability of the Participant will result in all unvested Matching Shares becoming fully vested. Retirement of a Participant will result in a pro-rata vesting of remaining unvested Matching Shares as if such Matching Shares vested daily from the date of grant through the end of the three-year vesting period. If within one year of a Corporate Transaction other than a Related Party Transaction a Participant is terminated involuntarily without Cause or leaves for Good Reason, all unvested Matching Shares shall fully vest.

Program Administration

The Compensation Committee has the authority to construe and interpret this Program, including the authority to remedy and resolve ambiguities and decide all questions relating to the eligibility or share matching under this Program.

Employment Relationship

For officer Participants, nothing in this Program shall be construed to be a contract of employment/service nor is it intended to alter the Company’s at-will employment.

Amendment

The Board may amend the provisions contained herein in such respects as it deems advisable. Any such amendment shall not, without the consent of the holder of matching shares, impair or diminish any rights or obligations under any share theretofore granted under the Program.